Exhibit 99.1

Ichor Promotes Jeff Andreson to President

FREMONT, Calif., April 10, 2019 – Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment, today announces the promotion of Jeff Andreson to the position of president, effective immediately. Mr. Andreson will continue to serve as chief financial officer of the company until a new CFO is appointed.

“Jeff has played a key leadership role during this period of transformational growth for Ichor,” said Tom Rohrs, Ichor’s chairman and chief executive officer. “During his tenure at Ichor, Jeff has demonstrated his thorough understanding of our business along with his passion for operational excellence and superior financial performance.”

With nearly 30 years of financial leadership and management experience, Mr. Andreson has been serving as Ichor’s CFO since 2017. For the three years prior, he served as CFO of Nanometrics, a leading provider of advanced process control systems to the semiconductor industry. Mr. Andreson also served for seven years as CFO of Intevac, a leading supplier of thin-film processing equipment and digital night vision technologies. Mr. Andreson previously spent 12 years at Applied Materials, where he served in several financial leadership and management positions, including as controller of the $2 billion Applied Global Services business. Mr. Andreson earned his B.S., Finance at San Jose State University and his M.B.A. at Santa Clara University.

“The promotion to president recognizes Jeff’s significant contributions to the success of Ichor and the strong and highly-complementary partnership that we share,” added Mr. Rohrs. “The Board of Directors and I are gratified to recognize his capabilities and potential in the leadership of Ichor by promoting him to join me in leading the company through this next important phase of growth within our served markets, with a focus on continued improvements in operational execution and financial results.”

About Ichor

We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment. Our product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also manufacture precision machined components, weldments, and proprietary products for use in fluid delivery systems for direct sales to our customers. We also manufacture certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. Ichor is headquartered in Fremont, CA. www.ichorsystems.com.

Source: Ichor Holdings, Ltd.

Contact:

Jeff Andreson, President and CFO 510-897-5200

Claire McAdams, IR 530-265-9899

IR@ichorsystems.com

Source: Ichor Holdings, Ltd.